EXHIBIT 12

                        GRANITE BROADCASTING CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In thousands except ratios)

                                                                                                                        Pro Forma
                                                                    Years ended December 31,                           Latest Twelve
                                                 --------------------------------------------------------------------  Months Ended
                                                                                                              1996       March 31,
                                                   1992         1993        1994       1995         1996    Pro Forma      1997
                                                 --------     --------    -------    --------     --------   --------  -------------
Fixed Charges:
  Interest expense                               $ 11,689     $ 10,988    $10,719    $ 27,188     $ 37,114   $40,030      $ 40,401
  Amortization of deferred financing costs            305          505        842       1,738        2,271     2,705         2,705
  Interest component of rental expense                 40           38         35          35           48        48            48
                                                 --------     --------    -------    --------     --------   -------      --------
    Total fixed charges                          $ 12,034     $ 11,531    $11,596    $ 28,961     $ 39,433   $42,783      $ 43,154
                                                 ========     ========    =======    ========     ========   =======      ========
Earnings:
  Income (loss) before income taxes
   and extraordinary item                          (5,297)      (4,507)     3,497        (228)      (5,133)      189        (1,899)
  Fixed charges                                    12,034       11,531     11,596      28,961       39,433    42,783        43,154
                                                 --------     --------    -------    --------     --------   -------      --------
Adjusted earnings                                $  6,737     $  7,024    $15,093    $ 28,733     $ 34,300   $42,972      $ 41,255
                                                 ========     ========    =======    ========     ========   =======      ========
Ratio of earnings to fixed charges                   --           --        1.30x        --           --       1.00x          --